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                                                                  EXHIBIT (O)(2)

                                MULTI-CLASS PLAN

                                      FOR

                        VAN KAMPEN SMALL CAP VALUE FUND


     This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of Shares by the Trust, on behalf of its series, the Fund, in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Fund within the meaning of the Act, find the Plan, including the expense allocations, to be in the best interests of the Fund and each class of Shares of the Fund.

     A. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

          1.   the Act - Investment company Act of 1940, as amended.

          2.   CDSC - contingent deferred sales charge.

          3. CDSC Period - the period of years following purchase of Shares during which Shares are assessed a CDSC upon redemption.

          4.   Class - a class of Shares of the Fund.

          5.   Class A Shares - shall have the meaning ascribed in Section B. 1.

          6.   Class B Shares - shall have the meaning ascribed in Section B. 2.

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           7.  Class C Shares - shall have the meaning ascribed in Section B. 3.

           8. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in the Plan of Distribution and/or board resolutions.

           9. Distribution Fee - a fee paid by the Fund to the Distributor in reimbursement of Distribution Expenses.

          10.  Distributor - Van Kampen Funds Inc.

          11.  Fund - Van Kampen Small Cap Value Fund, a series of the Trust.

          11. Plan of Distribution - The plan adopted by the Fund under Rule 12b-1 of the Act with respect to payment of a Distribution Fee.

          12. Service Fee - a fee paid to financial intermediaries for the ongoing provision of services to Fund shareholders and/or the maintenance of shareholder accounts.

          13. Share - a share of beneficial interest, par value $.01 per share, of the Fund.

          14.  Trust - Van Kampen Equity Trust.

          15.  Trustee - the trustees of the Trust.

     B.   Classes.  The Fund may offer three Classes as follows:

          1. Class A Shares. Class A Shares shall be (i) offered at net asset value plus a front-end sales charge, as approved from time to time by the Trustees and set forth in the Fund's prospectus and
               (ii) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in the Fund's prospectus. The Class A Shares front-end sales charge may be reduced or eliminated for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Rule 22(d) of the Act and as set forth in the Fund's prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing, may be subject to a CDSC for the CDSC Period set forth in Section D.1. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder.

          2. Class B Shares. Class B Shares shall be (i) offered at net asset value, (ii) subject to a CDSC for the CDSC Period set forth in Section D. 1, (iii) subject to ongoing Service Fees and Distribution Fees, approved from time to time by the Trustees and set forth in the Fund's prospectus and (iv) automatically converted to Class A Shares three to ten years after the calendar month in which the Class B Shares were purchased, as approved from time to time by the Trustees and set forth in the Fund's prospectus.


          3.   Class C Shares.  Class C Shares shall be (i) offered at net asset value, (ii) subject to a CDSC for the CDSC Period set forth in Section D. 1, and (iii) subject to ongoing Service Fees and Distribution Fees, approved from time to time by the Trustees and set forth in the Fund's prospectus.
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C.   Rights and Privileges of Classes.  Each Class of the Fund will represent an interest in the same portfolio of investments of the Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, that restrictions, limitations, qualifications, designations and terms and conditions except that each Class (i) bears certain Distribution Expenses, (ii) has exclusive voting rights with respect to its Distribution Fee, (iii) has different exchange privileges, (iv) has different service options available and (v) as otherwise described herein.

D. CDSC. A CDSC may be imposed upon redemption of Class A Shares, Class B Shares and Class C Shares that do not incur a front-end sales charge subject to the following conditions:

    1. CDSC Period. The CDSC Period of Class A Shares and Class C Shares shall be one year. The CDSC Period for Class B Shares shall be at least three but not more than ten years as recommended by the Distributor and which number of years shall be approved from time to time by the Trustees.

    2. CDSC Rate. The CDSC Rate shall be recommended by the Distributor and approved by the Trustees. If a CDSC is imposed for a period greater than one year the CDSC Rate must decline during the CDSC Period such that (i) the CDSC Rate is less in the last year of the CDSC Period than in the first and (ii) in each succeeding year the CDSC Rate shall be less than or equal to the CDSC Rate in the preceding year.

    3. Disclosure and Changes. The CDSC Rates and CDSC Period shall be disclosed in the Fund's prospectus and may be decreased at the discretion of the Distributor but may not be increased unless approved as set forth in Section L.

    4. Method of Calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No sales charge shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Class B Shares and Class C
        Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be as determined by the Distributor in accordance with the provisions of Rule 6c-10 of the Act.

    5. Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares under circumstances previously approved by the Trustees and disclosed in the Fund's prospectus or statement of additional information and as allowed under Rule 6c-10 of the Act.

    6. Calculation of Offering Price. The offering price of Shares subject to a CDSC shall be computed in accordance with Rule 22c-1 and
        Section 22(d) of the Act and the rules and regulations thereunder.

    7.  Retention by Distributor.  The CDSC paid with respect to Shares of the Fund may be retained by the Distributor to reimburse the Distributor for commissions paid by it in
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          connection with the sale of Shares subject to a CDSC and for
          Distribution Expenses to the extent such commissions and Distribution Expenses are eligible for reimbursement and approved by the Trustees.

E. Service and Distribution Fees. Class A Shares shall be subject to a Service Fee and Distribution Fee not to exceed in the aggregate 0.25% per annum of the average daily net assets attributable to Class A Shares. Class B Shares and Class C Shares shall be subject to (i) a Service Fee not to exceed 0.25% per annum of the average daily net assets attributable to the Class and (ii) a Distribution Fee not to exceed 0.75% per annum of the average daily net assets attributable to the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Distribution Plan and the Service Plan adopted by the Fund with respect to such fees and in accordance with Rule 12b-1 of the Act.

F. Conversion. Class B Shares purchased through the reinvestment of dividends and capital gains distributions paid on Class B Shares shall be treated as if held in a separate subaccount. Each time any Class B Shares in a shareholder's account (other than Shares held in the subaccount) convert to Class A Shares, a proportionate number of Class B Shares held in the subaccount shall also convert to Class A Shares. All conversions shall be effected on the basis of the relative net asset values of the Class A and Class B Shares without the imposition of any sales load or other charge. So long as any Class B Shares convert into Class A Shares, the Distributor shall waive or reimburse the Fund, or take such other actions with the approval of the Trustees as may be reasonably necessary, to ensure the expenses, including payments authorized under the Distribution and Service Plans, applicable to the Class A Shares are not higher than the expenses, including payments authorized under the Distribution and Service Plans, applicable to the Class B Shares converting into Class A Shares.

G.   Allocation of Expenses, Income and Gains Among Classes.

     1. Expenses Applicable to a Particular Class. Each Class of the Fund shall pay any Service Fee, Distribution Fee and CDSC applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated among Classes in different amounts if (i) they are actually incurred in different amounts by the Classes,
          (ii) the Classes receive different services than other Classes or
          (iii) the Classes receive services to a different degree than other Classes.

     2. Distribution Expenses. Distribution Expenses actually attributable to the sales of all Classes shall be allocated to each Class upon the basis of the sales of that Class in relation to the sales of all Shares of the Fund. For this purpose, Shares issued upon reinvestment of dividends or capital gains distributions or upon conversion of Class B Shares to Class A Shares, will not be considered sales of Shares.

     3. Income, Capital Gains and Losses, and Other Expenses Applicable to all Classes. Income, realized and unrealized capital gains and losses, and expenses such as advisory fees applicable to all Classes shall be allocated to each Class upon the basis of the net asset value of that Class in relation to the total net asset value of the Fund.

     4. Determination of Nature of Expenses. The Trustees shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular
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         Class or to all Classes of Shares.

H. Exchange Privilege. Exchanges of Shares shall be permitted between Van Kampen funds as follows:

     1. Shares of one Van Kampen fund may be exchanged for shares of the same class of another Van Kampen fund at net asset value and without sales charge, provided that the Distributor may require that shares of certain funds not be exchanged for a designated period, which shall not exceed 90 days, after purchase of such shares without prior approval by the Distributor.

     2. The shares acquired in the exchange will remain subject to the CDSC Rate Schedule and CDSC Period of the original shares until the redemption of the shares acquired in the exchange from the Van Kampen funds. For purposes of computing the CDSC payable on a disposition the shares, the holding period for the original shares shall be added to the holding period of the newly acquired shares.

I.   Voting Rights of Classes.

      1. Shareholders of each Class shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class, provided that

         a. If any amendment is proposed to the Plan under which Service Fees and Distribution Fees are paid with respect to Class A Shares of the Fund that would increase materially the amount to be borne by Class A Shares under the Plans, then no Class B Shares shall convert into Class A Shares of the Fund until the holders of Class B Shares have also approved the proposed amendment.

         b. If the holders of the Class B Shares referred to in subparagraph a do not approve the proposed amendment, the Trustees of the Fund and the Distributor shall take such action as is necessary to ensure that the Class B Shares voting against the amendment shall convert into another class of Shares identical in all material respects to Class A Shares as provided for prior to such amendment.

      2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

J.   Dividends.  Dividends paid by the Fund with respect to each Class, to

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     the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially in the same amount, except that any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

K. Reports to Trustees. The Distributor shall provide the Trustees of the Fund with quarterly and annual statements concerning distribution and shareholder servicing expenditures in compliance with paragraph (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time. The Distributors also shall provide the Trustees with such information as the Trustees may from time to time deem to be reasonably necessary to evaluate the Plan.

L. Amendment. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees, including the affirmative vote of the Trustees of the Trust who are not interested persons of the Fund, except that any amendment that increases the CDSC Rate or CDSC Period of a Class must also be approved by the affirmative vote of a majority of the Shares of the affected Class. The Distributor shall provide the Trustees with such information as may be reasonably necessary for the Trustees to evaluate any amendment to the Plan.